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                                                       Registration Nos. 2-11101
                                                                         811-242

                                     EXHIBIT
                                  EX-99.10(E)




               OPINION AND CONSENT OF COUNSEL WITH RESPECT TO THE
                         REGISTRANT'S RULE 24E-2 NOTICE
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                                  ROPES & GRAY
                             ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624

                                 (617) 951-7000
                               FAX: (617) 951-7050

                                                     April 18, 1997

New England Funds Trust II
399 Boylston Street
Boston, Massachusetts  02116

Ladies and Gentlemen:

         You have informed us that you propose to offer and sell from time to time 52,351,644 of your shares of beneficial interest, no par value, belonging to your New England Growth Opportunities Fund, New England Massachusetts Tax Free Income Fund, New England High Income Fund, New England Limited Term U.S. Government Fund, New England Adjustable Rate U.S. Government Fund, New England Intermediate Term Tax Free Fund of California and New England Intermediate Term Tax Free Fund of New York (the "Shares"), for cash or securities at the net asset value per share, determined in accordance with your By-Laws, which Shares are in addition to your shares of beneficial interest which you have previously offered and sold or which you are currently offering.

         We have examined your Second Amended and Restated Agreement and Declaration of Trust and Amendments Nos. 1, 2, 3, 4, 5 and 6 thereto (together, the "Agreement and Declaration of Trust") on file in the office of the Secretary of State of The Commonwealth of Massachusetts and are familiar with the actions taken by your Trustees to authorize the issuance and sale from time to time of your authorized and unissued shares of beneficial interest at not less than net asset value. We have also examined a copy of your By-Laws and such other documents and records as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. New England Funds Trust II (the "Trust") is a legally organized and validly existing voluntary association with transferable shares of beneficial interest under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of shares of beneficial interest.

         2. Upon the issue of any of the Shares for cash or securities at net asset value, and the receipt of the appropriate consideration therefor as provided in your By-Laws, such Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the particular series of shares for all loss and expense of any shareholder of that series held personally liable for the obligations of the Trust solely by reason of his or her being or having been such a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the series of shares itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Securities Act of 1933, as amended, and the provisions of Rule 24e-2 under the Investment Company Act of 1940, as amended. We consent to the filing of this opinion with and as part of Post-Effective Amendment No. 106 to your Registration Statement on Form N-1A (File No. 2-11101).

                                                     Very truly yours,

                                                 /s/ ROPES & GRAY
                                                     ROPES & GRAY